                         CONSENT OF INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus of HSBC Funds Trust, dated April 30, 2001, and "Financial Statements" in the Statement of Additional Information of HSBC Funds Trust, dated April 30, 2001, and to the incorporation by reference in this Registration Statement (Form N-14) of WT Mutual Fund, of our report dated February 20, 2001, with respect to HSBC Cash Management Fund, HSBC Government Money Market Fund and HSBC U.S. Treasury Money Market Fund, included in the HSBC Funds Trust December 31, 2000 Annual Report to shareholders.

ERNST & YOUNG LLP

New York, New York
August 1 2001